Execution Version 11-16-15

FOURTH AMENDMENT TO LEASE

1.	PARTIES

1.1
THIS FOURTH AMENDMENT TO LEASE (“Fourth Amendment” or “Agreement”) is made effective the 1st day of December, 2015 (“Effective Date”) and is between MACK-CALI HOLMDEL L.L.C., a Delaware limited liability company (“Lessor”) whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, P.O. Box 7817, Edison, New Jersey 08818-7817 and VONAGE AMERICA INC., a Delaware corporation (“Lessee”), whose address is 23 Main Street, Holmdel, New Jersey 07733.

2.	STATEMENT OF FACTS

2.1
Lessor’s predecessor in interest, 23 Main Street Holmdel Associates LLC, and Lessee’s predecessor in interest, Vonage USA Inc., entered into a Lease dated March 24, 2005 (“Original Lease”), as amended by Commencement Date Agreement dated June 3, 2005, and Lessor and Vonage USA Inc. entered into a First Amendment to Lease dated September 27, 2005 (“First Amendment”), and Lessor and Lessee entered into a Second Amendment to Lease dated April 7, 2006 (“Second Amendment”) and a Third Amendment to Lease dated November 1, 2006 (“Third Amendment”) (the Original Lease, First Amendment, Second Amendment and Third Amendment are collectively, the “Lease”) setting forth the terms of occupancy by Lessee of approximately 350,000 gross rentable square feet consisting of all of the “Initial Premises” and “Additional Premises” located in the entire building (hereinafter collectively the “Building”), together with all parking areas, private streets and roadways, helipad, landscaping and all exterior space located at 23 Main Street, Holmdel, New Jersey 07733 (hereinafter collectively the “Premises”), the Site Plan reflecting the location of the space in the Building is more particularly described on Exhibit A attached hereto and incorporated herein; and

2.2    The Term of the Lease expires on August 31, 2017 (“Original Expiration Date”); and

2.3	Lessee desires to extend the term of the Lease for a period of seventy-four months to commence September 1, 2017 and continue through October 31, 2023; and

2.4	The parties desire to amend certain terms of the Lease as set forth below.

3.	AGREEMENT

NOW, THEREFORE, in consideration of the Premises and the covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

3.1	The above recitals are incorporated herein by reference.

3.2	All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

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3.3
The extension term shall be for a period commencing on September 1, 2017 and expiring at 11:59 p.m. on October 31, 2023 (“Extension Term”) and Paragraphs 6 and 15 of the Preamble to the Original Lease shall be deemed amended accordingly (references to the word “Term” as used herein shall mean the initial Term of the Lease and shall also refer to the “Extension Term” as described in this Agreement, except for the provisions of Section 3.5 herein, which section shall take effect only upon the commencement of the Extension Term).

3.4
a.    Lessor hereby leases to Lessee and Lessee hereby accepts from Lessor the Premises in its “AS-IS” condition for the Term and Extension Term under the terms and conditions set forth herein, except for Lessor’s obligations that are specified in the Original Lease, including, but not limited to, those obligations of Lessor provided in Articles 5, 20, 22, and 33 of the Original Lease, as amended by Section 3.4 of the Third Amendment, and except for the Lessor Renovation Obligations and reimbursements of the Helipad Renovations all as described herein. Lessor shall have no obligation to perform any tenant improvement work or provide a tenant improvement allowance, except as set forth in Exhibit B attached hereto and incorporated herein, as well as in Section 3.4. (b) and (c) herein, as further evidenced by Exhibits C, C-1 and C-2 attached hereto and incorporated herein. Lessee shall, at its sole cost and expense, except as otherwise provided for in Paragraph 4 of Exhibit B attached hereto and made part hereof, perform any necessary tenant improvement work in the Premises in accordance with Exhibit B.

b.    Lessor shall, at its sole cost and expense, (i) repair, replace and resurface all parking lots, driveways, roadways, asphalt sidewalks, paved areas and curbs located on the Premises, whether or not identified on Exhibit A attached hereto and made a part hereof; (ii) repair and resurface the basketball court and tennis court; (iii) reseal exterior windows and exterior doors, after initial inspection to determine which exterior doors and windows are not currently water tight, to provide that the Building is free from water leakage; and (iv) replace the roof of the Building on pods A, B and C, all of which shall be conducted in accordance with Exhibit C attached hereto and made part hereof (collectively, the “Lessor Renovation Obligations”). Lessor shall complete such repairs, replacement and repaving items described in Section 3.4 (b)(i) and (ii) no later than October 31, 2016, however, Lessor shall endeavor to complete such items listed in Section 3.4 (b)(i), and (ii) no later than July 31, 2016. Lessor shall use reasonable efforts to complete the roof replacement described in this Section 3.4(b)(iv) no later than May 31, 2016, and shall complete the roof replacement described in this Section 3.4(b) (iv) no later than July 31, 2016, unless such time frame is extended by the parties. Lessor shall use reasonable efforts to complete the resealing items described in Section 3.4 (b)(iii) no later than December 31, 2015, and shall complete such resealing items not later than January 31, 2016, unless such time frame is extended by the parties. Nothing herein shall negate Lessee’s obligations to assume the actual and reasonable cost of all of the repair and maintenance obligations to the Property, Building or Premises pursuant to Articles 4 and 5 of the Original Lease, as amended, except for the Lessor Renovation Obligations, which are solely the responsibility and cost of Lessor, and reimbursement of the Helipad Renovations referenced below, which are solely the cost of Lessor. Lessor’s expenses and costs for the Lessor Renovation Obligations shall be solely borne by Lessor and shall not be passed onto to Lessee as a CAM charge or as Additional Rent.

Lessor shall continue to provide Lessee with an “adequately-performing roof system,” which shall mean a watertight roof that does not leak, for all Pods of the Building during the Term and the Extension Term of the Lease.

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The roof for Pod D was previously replaced in 2014, and Lessor shall continue to enforce all materials, manufacturers’ or installation warranties/guaranties of the work installed relating to the replaced roof for Pod D.

If any portion of the roof at any time during the remaining Term or Extension Term of the Lease leaks or is otherwise not watertight, and if such leak or watertight condition is caused by a defect in materials and such leak or condition was not caused by the actions of Lessee, then Lessor shall enforce the manufacturer’s warranty with respect to same, but Lessor shall have no obligation to incur any cost with respect to any such leak or condition. If such leak or watertight condition occurs on any portion of the roof at any time during the remainder of the Term or Extension Term, such leak or watertight condition is caused by a defect in the installation of the roof, and such leak or watertight condition was not caused by the actions of Lessee, then Lessor warrants to repair such roof installation defect at Lessor’s sole cost, which cost of repair shall not be passed to Lessee.

Notwithstanding anything contained in the contrary to the Lease, Lessor shall be responsible for any repairs and maintenance to the roof of the entire Building. Lessee shall reimburse Lessor for any applicable costs incurred in connection with such repairs (but reimbursement shall not apply to costs incurred that are otherwise covered by the manufacturer’s warranty with respect to material defects, Lessor’s warranty with respect to installation defects and any warranties in connection with the Pod D roof replacement) and maintenance within thirty (30) days of Lessee’s receipt of Lessor’s invoice evidencing the cost of such repairs and maintenance. For those repairs to the roof that require reimbursement by Lessee as described in this paragraph, prior to commencement of such repairs Lessor shall notify Lessee of such needed repair and shall provide Lessee copies of the proposed budget, scope of work and proposed contractors, and such bids and scope of work shall be commercially reasonable and customary for such specified roof repairs for commercial buildings in Monmouth County, New Jersey; provided however, that in the event of an emergency Lessor shall commence repairs immediately without any obligation to be in compliance of this sentence.

Any costs incurred by Lessor in enforcing any warranties/guaranties of Lessor Renovation Obligations (other than those pertaining to the roof) shall be deemed a capital expense that is solely the obligation of Lessor and shall not be passed onto Lessee as a CAM charge or Additional Rent.

c.    In addition, Lessor has agreed to repair, repave and resurface the helipad on the Premises (“Helipad Renovations”), but because of impending anticipated inclement weather, the parties have agreed that Lessee will undertake the Helipad Renovations after the Effective Date of this Fourth Amendment. Lessor shall reimburse Lessee’s costs expended with respect to the Helipad Renovations upon completion, in an amount not to exceed $84,442.50. Lessee has delivered to Lessor an estimate of such Helipad Renovations, and Lessor has pre-approved such estimate, which is $75,500.00 for resurfacing, repaving and repairing of the helipad, together with an additional estimate of $6,000.00 for obtaining of permits, certifications and approvals from the FAA and other governmental agencies, together with an estimate for stenciling and markings required by FAA of $2,942.50, for a combined estimate of $84,442.50. In no event shall Lessor’s obligation to reimburse Lessee for such Helipad Renovations exceed $84,442.50. Upon completion of the Helipad Renovations, Lessee shall submit the final paid invoices for reimbursement, which Lessor shall make to Lessee within fifteen (15) business days from receipt of final invoices. The reimbursement by Lessor to Lessee of the Helipad Renovations are solely an expense of Lessor and shall not be passed to Lessee as a CAM charge or as Additional Rent.

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d.    Lessor Renovation Obligations and the Helipad Obligations shall specifically not apply to the description of Work to be conducted by Lessee as specifically set forth on Exhibit B herein. The Lessor Renovation Obligations, the reimbursement to Lessee of the cost of the Helipad Obligations, are a material inducement to Lessee to enter into this Fourth Amendment. Lessor agrees to enforce any construction, manufacturers or installation warranties/guaranties of the work installed relating to the Lessor Renovation Obligations as provided above.

e.    Section 5 (a) of the Original Lease, as amended by Paragraph 3.4 of the Third Amendment to Lease, shall hereinafter be further amended by deleting the following sentence in its entirety:

“Notwithstanding the foregoing, Lessee’s share of the cost of capital expenditures with respect to the roof only shall not exceed in the aggregate $350,000.00.”

3.5	As of September 1, 2017, the following shall be effective:

a.	Lessor shall lease to Lessee and Lessee shall accept from Lessor the Premises as shown on Exhibit A attached hereto and made part hereof.

b.	Lessee shall pay Lessor Fixed Basic Rent as follows and the Lease shall be deemed amended accordingly:

Term	Annual Rate	Monthly Installments	Annual Per Sq. Ft. Rate
September 1, 2017 – August 31, 2018	$4,637,500.00	$386,458.33	$13.25
September 1, 2018 – August 31, 2019	$4,732,000.00	$394,333.33	$13.52
September 1, 2019 – August 31, 2020	$4,826,500.00	$402,208.33	$13.79
September 1, 2020 – August 31, 2021	$4,924,500.00	$410,375.00	$14.07
September 1, 2021 – August 31, 2022	$5,022,500.00	$418,541.67	$14.35
September 1, 2022 – October 31, 2023	$5,978,000.00	$427,000.00	$14.64

c.
As of the Effective Date of this Agreement and continuing throughout the Term and the Extension Term, Lessee shall continue to pay the cost of electricity in accordance with Article 22 Building Standard Office Electrical Service of the Original Lease.

d.
As of the Effective Date of this Agreement and continuing throughout the Term and the Extension Term, Lessee shall pay continue to pay Lessor Additional Rent pursuant to Article 23 Additional Rent of the Original Lease.

e.
As of the Effective Date of this Agreement, Parking Spaces available to Lessee shall be equal to Lessee’s Percentage of the number of parking spaces at the Property and Paragraph 10 of the Preamble to the Original Lease shall be deemed amended accordingly. The parties expressly acknowledge that one hundred percent (100%) of the parking spaces are available for use by Lessee.

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3.6	Article 54 of the Original Lease (Renewal Options) shall remain in full force and effect and “Expiration Date of the initial Term” shall hereinafter be deemed to be October 31, 2023.

3.7	Article 53 of the Original Lease (Purchase Contingency) shall be deleted in its entirety and shall hereinafter be deemed null and void of no further force and effect.

3.8
Without limiting any other provision of this Lease, Lessee shall have the exclusive right to install such supplemental HVAC equipment, satellite dishes, antennas and supporting equipment (collectively, the “Rooftop Equipment”) as Lessee shall reasonably require at no Additional Rent Charge. The installation, height and diameter of such equipment (including necessary connection to the Premises) for use by Lessee, shall be subject to Lessor’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any such facilities shall be installed in accordance with all applicable laws and building codes. The Rooftop Equipment shall be screened to Lessor’s reasonable satisfaction. If Lessee shall remove such facilities at the expiration or earlier termination of the Lease, then Lessee shall repair any damage to the roof caused by such removal. Lessee shall have no obligation to remove any standard office supplemental HVAC equipment, satellite dishes or supporting equipment, provided such supplemental equipment, satellite dishes and/or supporting equipment are in good working order. Prior to making any installations on the roof of the Building, Lessee shall use a roofing contractor for all work to be performed by Lessee on the roof of the Building approved by Lessor, which approval shall not be unreasonably withheld.

Lessee shall furnish detailed plans and specifications for the Rooftop Equipment (or any modifications thereof) to Lessor for its approval. The parties agree that Lessee’s use of the rooftop of the Building is an exclusive use and Lessor may not permit the use of any portion of the roof to any other person for any use including installation of other Rooftop Equipment and support equipment without the prior written consent of Lessee, which may be withheld in its sole discretion. Lessee shall secure and keep in full force and effect, from and after the time Lessee begins construction and installation of the Rooftop Equipment, such supplementary insurance with respect to the Rooftop Equipment as Lessor may reasonably require, provided that the same shall not be in excess of that which would customarily be required from time to time by lessors of buildings of similar class and character in Monmouth County, New Jersey with respect to similar installations.

In connection with the installation, maintenance and operation of the Rooftop Equipment Lessee, at Lessee’s sole cost and expense, shall comply with all legal requirements and shall procure, maintain and pay for all permits required therefor, and Lessor makes no warranties whatsoever as to the permissibility of a Rooftop Equipment under applicable legal requirements or the suitability of the roof of the Building for the installation thereof. If Lessor’s structural engineer deems it advisable that there be structural reinforcement of the roof in connection with the installation of the Rooftop Equipment, Lessor shall perform same at Lessee’s cost and expense and Lessee shall not perform any such installation prior to the completion of any such structural reinforcement. The installation of the Rooftop Equipment shall be subject to the provisions of Articles 5 and 6 of the Original Lease applicable to alterations and installations. For the purpose of installing, servicing or repairing the Rooftop Equipment, Lessee shall have access to the rooftop of the Building. Lessee shall pay for all electrical service required for Lessee’s use of the Rooftop Equipment, in accordance with the provision set forth in Article 22 of the Original Lease.

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Lessee, at its sole cost and expense, shall promptly repair any and all damage to the rooftop or to any other part of the Building caused by the installation, maintenance and repair, operation or removal of the Rooftop Equipment. Lessee shall be responsible for all costs and expense for repairs of the roof which result from Lessee’s use of the roof for the construction, installation, maintenance, repair, operation and use of the Rooftop Equipment. All installations made by Lessee on the rooftop or in any other part of the Building pursuant to the provisions of this Section 3.8 shall be at the sole risk of Lessee, and neither Lessor, nor any agent or employee of Lessor, shall be responsible or liable for any injury or damage to, or arising out of, the Rooftop Equipment. Lessee’s indemnity under Article 33 of the Original Lease shall apply with respect to the installation, maintenance, operations, presence or removal of the Rooftop Equipment by Lessee.

Upon the expiration of the Term as extended by the Extension Term, the Rooftop Equipment that requires Lessee’s removal shall be removed by Lessee at its sole cost and expense, and Lessee shall repair any damage to the rooftop or any other portions of the Building to substantially their condition immediately prior to Lessee’s installation of the Rooftop Equipment (ordinary wear and tear excepted).

The rights granted in this Section 3.8 are given in connection with, and as part of the rights created under the Lease and are not separately transferable or assignable.

If the installation of the Rooftop Equipment or act or omission relating thereto should revoke, negate or in any manner impair or limit any roof warranty or guaranty obtained by Lessor, then Lessee shall reimburse Lessor for any loss or damage sustained or costs or expenses incurred by Lessor as a result of such impairment or limitation.

3.9
This Agreement is expressly conditioned upon Lessor receiving the written consent and approval of Lessor’s mortgagee to the terms and provisions of this Agreement (subject to no condition that is objectionable to Lessor, in its sole discretion) not later than thirty (30) days after execution of this Agreement by Lessee, and delivery to Lessor (“Lessor Mortgagee Consent”). Should said Lessor Mortgagee Consent not be received within the aforesaid time period (the “Mortgagee Consent Period”), this Agreement shall be deemed null and void and of no further force or effect and the Lease shall otherwise remain in full force and effect, provided, however, if Lessor’s mortgagee conditions its consent on a restructuring or modification of this Agreement, the parties shall make a good faith effort to restructure the terms of this Agreement to address the mortgagee’s concerns. If the parties fail to so restructure this Agreement in a manner mutually acceptable to each party in its sole discretion, within thirty (30) days after the expiration of the Mortgagee Consent Period, then Lessor or Lessee may, at either party’s option, cancel this Agreement and thereafter the parties shall have no further obligations to each other with respect to this Agreement and the Lease shall otherwise remain in full force and effect. If Lessor’s mortgagee places material conditions upon its consent that, (i) increase Lessee’s obligations or liabilities under the Lease or diminish Lessee’ rights under the Lease; or (ii) increase Lessor’s obligations or liabilities under the loan documents encumbering the Premises, then this Agreement may be cancelled as described in the above sentence. Lessor’s Mortgagee Consent shall include confirmation that the terms of this Fourth Amendment shall be deemed to be included within the “lease” that is the subject of any Subordination, Non-Disturbance and Attornment Agreements (“SNDA”) between Lessor’s mortgagee and Lessee. Attached hereto as Exhibit F and incorporated herein is a full and complete copy of the currently existing SNDA.

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3.10	Article 30 (c) of the Original Lease shall be amended by deleting the last sentence beginning with “Any” and ending with “Premises,” in its entirety and substituting the following in place thereof:

“Any insurance carried by Lessor shall be in excess of and will not contribute with the insurance carried by Lessee for injuries or damage arising out of the Premises.”

3.11
Schedule 1 of the Third Amendment to Lease providing for management fees shall be deleted in its entirety and Exhibit E attached hereto and made part hereof shall be substituted in place thereof. If the term of this Lease shall be extended by Lessee’s exercise of its renewal option or otherwise, then the management fees during such extended term commencing November 1, 2023 shall be one and one-half percent (1.5%) multiplied by the sum of the following: (i) Fixed Basic Rent; (ii) operating expenses, including utilities, real estate taxes and insurance costs with respect to the Premises; provided, however, that the base building utility cost shall be deemed $1.00 per rentable square foot of the Premises per annum. If Lessor reasonably believes that the base building utility costs exceeds $1.00 per rentable square foot per annum, then Lessor shall cause a survey to be performed by an independent engineer to determine the base building utility cost. If the survey determines that the base building utility cost exceeds $1.00 per rentable square foot per annum, then Lessee shall pay a management fee based upon such determination and Lessee shall pay the cost of the survey. If the survey determines that the base building utility cost does not exceed $1.00 per rentable square foot per annum, then there shall be no adjustment to the management fee and Lessor shall pay the cost of the survey.

3.12
Lessee represents to Lessor that Lessee has not dealt with any broker in connection with this Agreement and that no broker brought about this transaction, except for Cushman and Wakefield of New Jersey, Inc., which is Lessee’s broker (“Lessee’s Broker”). Lessee agrees to indemnify and hold Lessor harmless from any and all claims of any other broker other than Lessee’s Broker arising out of or in connection with negotiations of, or entering into of, this Agreement. Likewise, Lessor represents to Lessee that Lessor has not dealt with any broker in connection with this Agreement and that no broker brought about this transaction. Lessor agrees to indemnify and hold Lessee harmless from any and all claims of any other broker, including Lessee’s Broker, arising out of or in connection with negotiations of, or entering into of, this Agreement. Lessee shall not be responsible for any brokerage commissions for this Agreement. Lessor and Lessee’s Broker have entered into a separate commission agreement

3.13
Lessee and Lessor each agree not to disclose the terms, covenants, conditions or other facts with respect to the Lease as amended by this Agreement, including the Fixed Basic Rent and Additional Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity, except to each party’s own respective accountants, attorneys, lenders, banks, financial advisers, officers, affiliates, board members and directors, regulatory officials and in required governmental regulatory filings, and any sublessees or assigns of the Lease (who shall also be required to keep the terms of this Agreement confidential) or as required by law; however, either party may disclose the terms or existence of the Lease as amended by this Agreement as required under United States securities regulations, including, but not limited to, those filings required in connection with compliance with SEC regulations including 8-K and 10-K filings, in furtherance of a proposed financing, or in furtherance of a proposed acquisition, or a proposed merger, or a proposed sale of all or substantially all of such Party’s assets as long as such disclosure is

EXECUTION

made under a duty of confidentiality. This non-disclosure and confidentiality agreement will be binding upon Lessee and Lessor without limitation as to time, and a breach of this paragraph will constitute a breach under this Agreement and the Lease. In addition, each party’s respective employees, contractors, etc. shall keep any of the terms and conditions of this Agreement, including any billing statements and/or any backup supporting those statements, confidential.

3.14
Each party hereby represents to the other party that (i) there currently exists no default under the Lease either by Lessee or Lessor; (ii) Lessee is entitled to no credit, free rent or other offset or abatement of the rents due under the Lease; and (iii) to each party’s knowledge, there exists no offset, defense or counterclaim to each party’s respective obligations under the Lease.

3.15
Except as expressly amended herein, the Lease, as amended, shall remain in full force and effect as if the same had been set forth in full herein, and Lessor and Lessee hereby ratify and confirm all of the terms and conditions thereof, including, but not limited to, the remaining renewal option provided in Article 54 of the Original Lease. To the extent of any conflict between the terms of this Fourth Amendment and the terms of the Original Lease with respect to the scope of the matters covered in this Fourth Amendment, the terms of this Fourth Amendment shall control.

3.16
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall be governed by the laws of the State of New Jersey.

3.17
To the fullest extent allowed by applicable law, each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

3.18
Notwithstanding anything contained in this Agreement or the Lease to the contrary, the parties shall not be liable for special, indirect or punitive damages arising out of the obligations of each party as set forth in the Lease as amended.

3.19
Lessee has previously provided to Lessor information regarding a proposed sublease of approximately 52,500 square feet of the Building known as Pod D-1 (“Proposed Sublease”), to a proposed subtenant known as Visiting Nurses Association of Central Jersey (VNACJ) (“Proposed Subtenant”). The Proposed Sublease includes a term from approximately December 1, 2015 to August 30, 2023. Lessor hereby provides its initial, conditional consent to the Proposed Subtenant, such initial consent being conditioned upon compliance with Article 8 of the Original Lease, excluding, however, the recapture rights described in Article 8(a) of the Original Lease, which is discussed in Section 3.20 below. Article 6(a) of the Original Lease shall be clarified to confirm that if Lessor otherwise approves the Proposed Sublease, Lessee may alter the Premises by constructing demising walls and doors to the proposed sublet premises, subject to Lessor’s reasonable approval of the plans and specifications of such work. Lessor shall not be responsible for the cost of such demising walls or doors unless to the extent that those specific costs are included within the initial Work described on Exhibit B and included within Lessor’s Allowance..

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3.20
The second full paragraph of Article 8(a) of the Original Lease regarding recapture rights is specifically waived solely as to the Proposed Sublease. Recapture rights shall remain in effect for other potential subleases from time to time throughout the remaining Term and the Extension Term of the Lease.

3.21
Article 55 of the Original Lease is clarified to provide that the parties have approved any and all current signage located at the Premises as being allowed under the terms of the Original Lease. Lessor further consents to Lessee’s request that Lessee may add at Lessee’s option and expense, subject to Lessor’s approval, which approval shall not be unreasonably withheld, an additional exterior Building sign along Holmdel Road. Lessee, at its sole cost and expense, shall be responsible for obtaining all permits and approvals required by public authority with respect to such signage.

3.22
Lessor is currently holding on deposit Lessee’s Security Deposit in the amount of TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) in the form of a letter of credit pursuant to Paragraph 13 of the Preamble to the Original Lease. Upon the Effective Date, provided that Lessee is not otherwise in breach of the Lease as the Effective Date, the current Security Deposit shall be reduced to ONE MILLION FIVE HUNDRED THOUSAND AND 00/100THS DOLLARS ($1,500,000.00). The Security Deposit evidenced by letter of credit shall then be reduced to ONE MILLION AND 00/100THS DOLLARS ($1,000,000.00) as of September 1, 2020, provided that Lessee is not otherwise in breach of the Lease as of that date, and the adjusted Security Deposit shall remain at ONE MILLION AND 00/100THS DOLLARS ($1,000,000.00) throughout the remaining Extension Term. The next-to-last paragraph of Paragraph 13 to the Preamble of the Original Lease, which provides for a complete release of the Security Deposit upon certain net worth and credit rating benchmarks, is deleted as of the Effective Date of this Agreement.

This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single agreement. Each party expressly agrees that if the signature of Lessor and/or Lessee on this Agreement is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory. Each party represents and warrants that it is duly authorized to enter into this Agreement and that the person(s) executing this Agreement on behalf of said party is/are duly authorized by said party. The “Effective Date” of this Agreement shall be the last date on which the parties to this Agreement execute this Agreement and deliver a signed set of this Agreement to the other party; subject, however, to the approval/consent by Lessor’s mortgagee to this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands the date and year first above written, and acknowledge one to the other they possess the requisite authority to enter into this transaction and to sign this Agreement.

LESSOR:                        LESSEE:

MACK-CALI HOLMDEL L.L.C.            VONAGE AMERICA INC.

By:    Mack-Cali Texas Property L.P., member

By:    Mack-Cali Sub XVII, Inc., its general
partner

By:    _/s/ Michael J. DeMarco _____            By:    _/s/ David Pearson ________
Michael J. DeMarco                David Pearson
President and Chief Operating Officer        Chief Financial Officer

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Guarantor hereby confirms that the Guaranty of Lease executed in connection with the Lease (as such Lease is amended by this Fourth Amendment to Lease) remains in full force and effect.

GUARANTOR:

VONAGE HOLDINGS CORP.,
a Delaware corporation

By:    __/s/ David Pearson ____________________
David Pearson
Chief Financial Officer

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EXHIBIT A
SITE PLAN

The Premises includes both the “Initial Premises” and the “Additional Premises” provided on the attached, together with all parking lots, private roadways, exterior and interior common areas, helipad and all other structures and buildings located on the real property known as 23 Main Street, Holmdel, NJ 07733.

## CERTIFICATION:

23 Main Street Holmdel Associates L.L.C.
Mack-Cali Realty, L.P.
Mack-Cali Realty Corporation
Mack-Cali Realty Acquisition Corp.
First American Title Insurance Company
and Title Services of New Jersey, Inc.

I, the undersigned, being a duly licensed and qualified surveyor in the State of New Jersey, hereby certify that this plat of survey is based on an actual field survey made on the ground on 2/10/05, by me or directly under my supervision, in accordance with the standards of an Urban Class survey under the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted in 1999 by the American Land Title Association and the American Congress on Surveying and Mapping. To the best of my professional knowledge, information and belief,

a) The survey fully and correctly represents the property owned by Prudential Insurance Company of America (as recorded in Book 8312, Page 1301, on 12/30/03) and otherwise accurately represents all facts found at the time of survey;

b) there are no discrepancies among the boundary lines of actual possession of the subject property as shown on the plat of survey, and as described in the legal description of record, and all physical evidence of boundary lines and lines of possesion or occupancy have been shown;

c) the boundary line dimensions as shown on the plat of survey form a mathematically closed figure;

d) the boundary lines of the subject property are contiguous with the boundary lines of all adjoining parcels, roads, highways, streets or alleys as described in their most recent respective legal descriptions of record unless noted otherwise thereon;

e) all utility services required for operation of the property enter the property through adjoining public streets;

f) the area indicated for the land and the improvements is accurate;

g) the property is located in FEMA flood zone C, Area of Minimal Flooding Per the FIRM Community Panel No. 340300-0007C with an effective date of March 1, 1982

h) all improvements are located as shown and are accurately shown, and there are no encroachments by such improvements onto adjoining property, or by improvements on adjoining property onto the subject property unless noted otherwise thereon; and

i) there are no easements, encroachments, streets, roadways, paths, rights-of-way or uses affecting the subject property in evidence or known to me or apparent from a careful inspection of the subject property other than as accurately shown or noted thereon.

Francis C. Wecht, Jr. P.L.S.
No. 27190

BLOCK 13, LOT 15

TOWNSHIP OF HOLMDEL, MONMOUTH COUNTY, NEW JERSEY

BEGINNING at a point in the westerly right of way line of Holmdel Road, said point being a concrete monumet set at the intersection of a common line between Lots 14 and 15 in Block 13 with said westerly right of way line of Holmdel Road and running thence:

1. South 02 degrees 20 minutes 43 seconds West along the westerly right of way line of Holmdel Road 24.75' from center line a distance of 523.95 to a point; thence

2. North 87 degrees 06 minutes 52 seconds West along part of the southerly property line of Lot 15 Block 13 a distance of 15.25' to a an iron pin found, thence

3. South 02 degrees 25 minutes 00 seconds West along the westerly right of way line of Holmdel road as it now stands 40' from center line a distance of 1,505.49' to a point, said point lying in the northerly property line of Lot 16.01, Block 13; thence

4. North 80 degrees 52 minutes 45 seconds West along the northerly property lines of lots 16.01, 16.02 and then 16.05 a distance of 521.42' to a point; thence

5. South 10 degrees 22 minutes 45 seconds West along the westerly property line of lot 16.05 a distance of 150.50' to a point, said point lying in the northerly property line of Lot 22 Block 13; thence

6. North 75 degrees 12 minutes 45 seconds West along the northerly property line of lot 22 block 13 a distance of 78.84' to a point, thence

7. South 12 degrees 47 minutes 15 seconds West along the westerly property line of Lot 22 Block 13 a distance of 171.16 to a point lying in the northerly right of way line of Newman Springs Road (County #520) as it now lies 40' from center line; Thence

8. North 74 degrees 26 minutes 15 seconds West along the northerly right of way line of Newman Springs Road a distance of 252.95' to a point; thence

9. North 78 degrees 43 minutes 04 seconds West Still along the northerly right of way line of Newman Springs Road a distance of 1023.03 to a monument, said monument lying in the easterly property line of Lot 16-2 Block 13; thence

10. North 11 degrees 16 minutes 56 seconds East along the easterly property line of Lot 16-2 Block 13 a distance of 672.95' to a monument; thence

11. North 78 degrees 43 minutes 04 seconds West along the northerly property line of Lot 16-2 Block 13 a distance of 760.48 to the center line of Willow Brook Feeder; thence

12. North 82 degrees 16 minutes 30 seconds East along the center line of Willow Brook Feeder a distance of 18.56' to a point; thence

13. North 27 degrees 57 minutes 03 seconds East still along the center line of Willow Brook Feeder a distance of 98.48' to a point; thence

14. North 64 degrees 24 minutes 30 seconds East still along the center line of Willow Brook Feeder a distance of 28.06' to a point; thence

15. South 42 degrees 36 minutes 16 seconds East still along the center line of Willow Brook Feeder a distance of 36.88'to a point; thence

16. North 27 degrees 41 minutes 21 seconds East still along the center line of Willow Brook Feeder a distance of 29.96'to a point; thence

17. North 30 degrees 59 minutes 25 seconds East still along the center line of Willow Brook Feeder a distance of 60.36'to a point; thence

18. North 06 degrees 45 minutes 57 seconds East still along the center line of Willow Brook Feeder a distance of 55.23' to a point; thence

19. North 59 degrees 15 minutes 41 seconds East still along the center line of Willow Brook Feeder a distance of 29.51' to a point; thence

20. North 18 degrees 03 minutes 30 seconds West still along the center line of Willow Brook Feeder a distance of 23.70' to a point; thence

21. North 58 degrees 33 minutes 47 seconds East still along the center line of Willow Brook Feeder a distance of 31.06' to a point; thence

22. North 88 degrees 53 minutes 46 seconds East still along the center line of Willow Brook Feeder a distance of 33.77' to a point; thence

23. North 58 degrees 18 minutes 28 seconds East still along the center line of Willow Brook Feeder a distance of 35.39 to a point; thence

24. North 08 degrees 01 minutes 29 seconds East still along the center line of Willow Brook Feeder a distance of 53.67 to a point; thence

25. North 29 degrees 58 minutes 46 seconds East still along the center line of Willow Brook Feeder a distance of 89.87' to a point; thence

26. North 59 degrees 35 minutes 42 seconds East still along the center line of Willow Brook Feeder a distance of 23.64' to a point; thence

27. South 82 degrees 06 minutes 49 seconds East still along the center line of Willow Brook Feeder a distance of 22.83' to a point; thence

28. North 08 degrees 33 minutes 36 seconds East still along the center line of Willow Brook Feeder a distance of 34.42' to a point; thence

29. North 60 degrees 14 minutes 32 seconds East still along the center line of Willow Brook Feeder a distance of 79.56' to a point; thence

30. North 28 degrees 47 minutes 05 seconds East still along the center line of Willow Brook Feeder a distance of 52.73 to a point; thence

31. North 77 degrees 43 minutes 43 seconds East still along the center line of Willow Brook Feeder a distance of 45.59' to a point; thence

32. North 16 degrees 45 minutes 53 seconds East still along the center line of Willow Brook Feeder a distance of 85.05' to a point; thence

33. North 48 degrees 20 minutes 07 seconds East still along the center line of Willow Brook Feeder a distance of 46.73 to a point; thence

34. North 05 degrees 02 minutes 27 seconds East still along the center line of Willow Brook Feeder a distance of 64.16' to a point; thence

35. North 32 degrees 42 minutes 47 seconds East still along the center line of Willow Brook Feeder a distance of 32.54' to a point; thence

36. North 07 degrees 37 minutes 39 seconds East still along the center line of Willow Brook Feeder a distance of 25.55' to a point; thence

37. South 78 degrees 22 minutes 43 seconds East along the southerly property line of lot 14 Block 13 a distance of 139.48 to a point; thence

38. North 29 degrees 10 minutes 17 seconds East still along the southerly property line Lot 14 Block 13 a distance of 119.82, to a monument; thence

39. South 07 degrees 37 minutes 39 seconds East still along the southerly property line of Lot 14 Block 13 a distance of 819.90 to a monument, said monument being the Southwest corner of Lot 15 Block 13; thence

40. North 07 degrees 37 minutes 39 seconds East along Part of the easterly property line of lot 14 Block 13 a distance of 515.32 to a monument; thence

41. South 07 degrees 37 minutes 39 seconds East along part of the southerly property line of lot 14 Block 13 a distance of 998.99' to a concrete monument, the point and place of BEGINNING.

BEING the same premises to the Grantor herein by deed from the Prudential Insurance Company of America, dated December 31, 1979, and recorded in the Monmouth County Clerks Office in Book 4216 of deeds, at page 167.

BEING commonly known as 23 Main Street, Holmdel, New Jersey

The above property is also known as Tax Lot 15, Block 13 on the current Tax Map of the Township of Holmdel

DISPOSITION OF SCHEDULE B – SECTION II EXCEPTIONS AS STATED IN FIRST AMERICAN TITLE INSURANCE COMPANY COMMITMENT No. TS-17918FA DATED 2/01/05 AND AMENDED THROUGH 3/4/05

12. DEED OF DEDICATION TO THE COUNTY OF MONMOUTH IN DEED BOOK 3887, PAGE 603 (Plotted)

13. RIGHTS OF WAY GRANTED TO JCP&L CO., AND N.J. BELL TELEPHONE IN DEED BOOK 3891, PAGE 346 (Not Plottable), DEED BOOK 3923, PAGE 255; (Not Plottable), DEED BOOK 4555, PAGE 930; (Not Plottable)

14. RIGHTS OF WAY GRANTED TO JCP&L CO., DEED BOOK 3931, PAGE 162; (Plotted), DEED BOOK 3986, PAGE 459; (Plotted)

## REFERENCES:

*1. Planometric information shown hereon was prepared by Atlantis Aerial Survey Co., Inc. From Photography dated 2-10-99 scale 1"=50 Project # 1603-0501 Horizontal Datum Nad 83/96 Vertical Datum NAVD 88 and field edited by PS&S during February 2005.*

## NOTES:

*1. A WRITTEN WAIVER AND DIRECTION NOT TO SET CORNERS HAS BEEN OBTAINED FROM THE ULTIMATE USER PURSUANT TO N.J.A.C. 13:40-5.1(d)*

WILLOW BROOK FEEDER
MONUMENT FOUND (TYP.)
BLOCK 13
LOT 14
P.O.B.
N87°31'16"W
998.99'
N07°29'35"E
515.32'
S78°23'43"E
819.90'
N29°10'17"E
119.82'
S78°22'43"E
139.48'
N78°43'04"W
760.48'
N11°16'56"E
672.95'
N78°43'04"W
1023.03'
N74°26'15"W
252.95'
S12°47'15"W
171.16'
N75°12'45"W
78.84'
S10°22'45"W
150.50'
N80°52'45"W
521.42'
N87°06'52"W
15.25'
I.P. FOUND
EASEMENT AREA
0.184 AC
15.25' WIDE RIGHT OF WAY EASEMENT
DEED BOOK 3887 PAGE 603
15' WIDE ELECTRIC EASEMENT
DEED BOOK 3931 PAGE 162
15' WIDE ELECTRIC EASEMENT
DEED BOOK 3986 PAGE 459
HOLMDEL ROAD (VARIABLE WIDTH)
NEWMAN SPRINGS ROAD (VARIABLE WIDTH)
PARKING TOTAL
1465 Spaces
of which
27 are Handicapped Spaces
BLOCK 13
LOT 15
3,871,466 sq. ft.
88.877 acres
EXISTING 2 STORY BRICK BUILDING
EXISTING 2 STORY BRICK BUILDING
HT=30.9'
EXISTING 2 STORY BRICK BUILDING
EXISTING 2 STORY BRICK BUILDING
3 STORY BRICK
3 STY. BRICK
HT=52.1'
BUILDING SETBACK (Typ.)
PARKING SETBACK (Typ.)
GRAPHIC SCALE
( IN FEET )
1 inch = 100 ft.

## ZONING REQUIRMENTS

*BLOCK 13*
*LOT 16.04*

| OL-2-DISTRICT REQUIREMENTS | REQUIRED | EXISTING |
|---|---|---|
| LOT AREA | (MIN 30 ACRES) | 88.877 |
| FAR | 0.1 | 0.1 |
| BUILDING SETBACKS | 200' FROM PL | CONFORMS |
| BUILDING SETBACKS | 400' FROM PUBLIC STREET | CONFORMS |
| BUILDING SETBACKS | 600' FROM RESIDENTIAL DISTRICT | CONFORMS |
| BUILDING HEIGHT (MAX.) | 60 FEET 4 STORIES | 52' 3 STORIES |
| BUILDING COVERAGE (MAX.) | 5% | 4.65% |
| LOT COVERAGE (MAX.) | 20% | 35% |
| MINIMUM OFF-STREET PARKING | SPACES PER SQ. FT. OF GFA 1/250 | 1465 PS/374,000 GFA |
| PARKING SETBACKS | 100' FROM PUBLIC STREET | CONFORMS |
| PARKING SETBACKS | 100' FROM RESIDENTIAL ZONE | CONFORMS |

*IMPERVIOUS SURFACE CALCULATION*

| | |
|---|---|
| MAIN BUILDING | 180,136± S.F. |
| BUILDING (ISLAND, PARKING AREA) | 498± S.F. |
| BUILDING (TENNIS COURT AREA) | 5,359± S.F. |
| BUILDING (ISLAND, ACCESS RD) | 1,654± S.F. |
| BUILDING (ISLAND, ACCESS RD) | 453± S.F. |
| MAIN BUILDING COURTYARD | 9,881± S.F. |
| TENNIS COURTS | 25,837± S.F. |
| BASKETBALL COURT | 4,298± S.F. |
| CARTWAY, SIDEWALK & PARKING | 1,030,367± S.F. |
| TOTAL | 1,258,483± S.F. |

REVISIONS

| NO. | DATE | DESCRIPTION |
|---|---|---|
| 1 | 3/21/05 | IMPERVIOUS SURFACE, BUILDING HEIGHT |

ALL DIMENSIONS MUST BE VERIFIED BY THE CONTRACTOR. NOTIFY PAULUS, SOKOLOWSKI AND SARTOR, LLC OF ANY CONFLICTS, ERRORS, AMBIGUITIES OR DISCREPANCIES IN THE CONTRACT DRAWINGS OR SPECIFICATIONS BEFORE PROCEEDING WITH CONSTRUCTION.

ALL DIMENSIONS SHALL BE AS NOTED IN WORDS OR NUMBERS ON THE CONTRACT DRAWINGS. DO NOT SCALE THE DRAWINGS TO DETERMINE DIMENSIONS.

THESE CONTRACT DRAWINGS CONTAIN DATA INTENDED SPECIFICALLY FOR THE NOTED PROJECT AND CLIENT. THEY ARE NOT INTENDED FOR USE ON EXTENSIONS OF THIS PROJECT OR FOR REUSE ON ANY OTHER PROJECT.

THE COPYING AND/OR MODIFICATION OF THIS DOCUMENT OR ANY PORTION THEREOF WITHOUT THE WRITTEN PERMISSION OF PAULUS, SOKOLOWSKI, AND SARTOR, LLC. IS PROHIBITED.

COPYRIGHT 2004 PAULUS, SOKOLOWSKI, AND SARTOR, LLC. – ALL RIGHTS RESERVED.

FRANCIS C. WECHT, JR.
N.J. LIC. NO. 27190
SIGNATURE 3.24.05 DATE
PROFESSIONAL LAND SURVEYOR

PAULUS SOKOLOWSKI and SARTOR, LLC
CONSULTING ENGINEERS
67A MOUNTAIN BOULEVARD EXTENSION
P.O. BOX 4039
WARREN, NEW JERSEY 07059
PHONE: (732) 560-9700
FAX: (732) 764-6565
CERTIFICATE OF AUTHORIZATION NO. 24GA28032700

PROJECT 23 main St.

**PRUDENTIAL INSURANCE**

SHEET TITLE
**ALTA/ACSM LAND TITLE SURVEY of BLOCK 13 LOT 15**
TOWNSHIP OF HOLMDEL, MONMOUTH COUNTY, N.J.

| DATE | JOB NO. |
|---|---|
| 3/07/05 | 01111-020 |
| SCALE 1" = 100' | |
| DRAWN JCW | SHEET NO. 1 of 1 |
| CHKD. FCW | |

© ALL RIGHTS RESERVED COPYRIGHT PAULUS, SOKOLOWSKI & SARTOR, LLC.

EXHIBIT B

1.	Lessee may make the alterations required for Lessee’s use of the Premises (hereinafter the “Work”), subject to the following:

a.
Lessee, at its sole cost and expense, shall prepare and submit to Lessor, for Lessor’s and governmental approval, if required, the following descriptive information, detailed architectural and engineering drawings and specifications (hereinafter the “Plans”) for the Work. The Plans shall be as complete and finished as required to completely describe the Work and shall include, but not be limited to, the following:

i.	Demolition Plans depicting all existing conditions to be removed, abandoned or cut patched.

ii.	Architectural floor plans depicting partition locations and types; door location, size, and hardware types.

iii.	Structural plans, if required, depicting new structural components and their connections to existing elements.

iv.	Electrical plans depicting all new and existing electrical wiring, devices, fixtures and equipment.

v.	Mechanical plans depicting all new plumbing, piping, heating, ventilating, air conditioning equipment, and duct work and its connections to existing elements.

vi.	Life Safety System plans depicting all new or altered alarm system fixtures, devices, detectors and wiring within the Premises and their connection to existing systems.

vii.	Coordinated reflected ceiling plan showing ceiling systems and materials and all of the above items and their proximity to one another.

viii.	Intentionally deleted.

The Plans shall provide for all systems and construction components complying with the requirements of all governmental authorities and insurance bodies having jurisdiction over the Building.

b.
The Plans for the Work are subject to Lessor’s prior written approval, which shall not be unreasonably withheld, provided, however, that Lessor may in any event disapprove the Plans if such Plans do not contain all requirements in Section 1.a above, or if said Plans are inconsistent with the terms of the Lease or are not of materials similar to or of better quality currently used in the Building. Lessor agrees to approve or disapprove the Plans within ten (10) business days of receipt of same (the “Lessor’s Approval Period”). If Lessor disapproves the Plans or any portion thereof, Lessor shall promptly notify Lessee thereof and of the revisions which Lessor reasonably requires in order to obtain Lessor’s approval. If Lessor shall either disapprove Lessee’s Plans or provide conditional approval, then Lessee shall make the changes to the Plans and resubmit the Plans to Lessor for approval. Such resubmission shall be treated in the same format as submission of the initial Plans for approval. This procedure shall continue until Lessee’s Plans are finally approved by Lessor. If Lessor does not provide comments on the Plans (or resubmission of Plans) within ten (10) business days of receipt of same, such Plans shall be deemed approved. Lessee shall, at its sole cost and expense, submit the Plans, in such form as may be necessary, with the appropriate governmental agencies for obtaining required permits and certificates. Any changes required by any governmental agency affecting the Work or the Plans shall be complied with by Lessee in completing said Work at Lessee’s sole cost and expense, subject, however, to the ability of Lessee to request reimbursement as an approved draw request from the Lessor’s Allowance from Lessor if there are sufficient funds remaining in the Lessor’s Allowance as defined in Section 4 of this Exhibit B. Lessee shall submit completed Plans to Lessor simultaneously with Lessee’s submission of said Plans to the local building department.

c. If the approved Plans are changed as follows: (i) such proposed changes to the approved Plans would impact the Building Systems, structure, or perimeter walls or windows, and (ii) such proposed changes are not cosmetic in nature (collectively, the “Change Order Approval Condition”), Lessee shall submit to Lessor for approval, working drawings and specifications for any desired Change Order Approval Conditions, together with any adjustment in costs. Lessor shall respond to Lessee within ten (10) business days of such request by Lessee. A failure by Lessor to respond to such change request for a Change Order Approval Condition within the stated time frame shall be deemed an approval of such change request. If the Change Order Approval Condition is approved or deemed approved by Lessor, then all references in this Exhibit shall be deemed to include the changed Plans and any approved change in the total costs of the Work. Any proposed change in the Plans that does not rise to the level of a Change Order Approval Condition shall not require the prior consent/approval of Lessor.

Time shall be of the essence for the provisions of this Exhibit B.

2.	Lessee’s use of its own contractor and/or individual subcontractors shall be subject to the following:

a.
All general contractors shall be subject to Lessor’s prior written approval, which shall not be unreasonably withheld. Prior to the commencement of the Work, Lessee shall provide to Lessor a list of at least two (2) general contractors for Lessor’s approval, which shall not be unreasonably withheld or delayed.

b.
Prior to the commencement of the Work, Lessee shall provide to Lessor, for Lessor’s approval, which shall not be unreasonably withheld or delayed, a list of a minimum of two (2) Base Building Sub-Contractors for any heating, ventilation, air conditioning, electrical, fire suppression and life safety systems to be installed as part of the Work (hereinafter “Building Systems”).

c.	The Base Building Sub-Contractors and their respective trades are set forth in Paragraph 5 below.

d.	Lessee notifies Lessor in writing of Lessee’s selection of general and subcontractors.

e.	All costs associated with the bidding process soliciting competitive pricing will be at the sole cost and expense of the Lessee.

f.
Lessee’s and Lessor’s workmen and mechanics shall not interfere with the labor employed by each party or by any other occupant of the Building or their mechanic or contractors, if any. If at any time either party shall cause interference with the operation of the Building, the party causing such interference shall give forty-eight (48) hours written notice to the other party and within twenty-four (24) hours the party causing such interference shall resolve any dispute so that the tenor of the construction process and the operation of the Building is returned to that which existed prior to the other party’s notice. Such entry by Lessee’s contractors shall be deemed controlled by all of the terms, covenants, provisions and conditions of the Lease.

g.
Prior to the commencement of the Work, Lessee shall provide Lessor with evidence of Lessee’s contractors and sub-contractors carrying such worker’s compensation, general liability, personal and property insurance required by law and in amounts no less than the amounts set forth in Paragraph 6 herein. Lessor shall not be liable in any way for any injury, loss or damage which may occur to any portion of the Work, Lessee’s decorations, or installments so made, the same being solely at Lessee’s risk.

h.
In the event Lessor approves the use of subcontractors other than Lessor’s Base Building sub-contractors, all proposed Building System work, including the preparation of the plans and specifications identified herein, shall be approved by Lessor’s engineers (the “Engineering Review”), and any cost thereof shall be Lessee’s responsibility.

i.	Intentionally omitted.

j.
All plans, changes to the plans and work installed by Lessee and its sub-contractors with respect to the Base Building Systems and/or structure of the Building shall require inspections to be made by Lessor’s Base Building Sub-Contractors at Lessee’s or Lessee’s contractors expense (the “Inspection Fees”). The Base Building Sub-Contractors shall supply Lessor with certification that Work so performed has been completed in accordance with the Plans which have been previously approved by Lessor.

k.
Lessee shall be responsible for all cleaning and removal of debris necessitated by the performance of the Work. If Lessee fails to provide such cleaning and removal, the same may be performed by Lessor on Lessee’s behalf and Lessee will pay Lessor an amount equal to the contractor’s charge therefore, plus ten percent (10%) of such cleanup charge.

l.	Neither the outside appearance nor the strength of the Building or of any of its structural parts shall be affected by the Work.

m.
The proper functioning of any of the Building Systems shall not be adversely affected or the usage of such systems by Lessee shall not be materially increased above the projected usage of such systems indicated by the current plans and specifications of the Building.

n.	Lessee and its general and sub-contractors shall be bound by and observe all of the conditions and covenants contained in the Lease and this Exhibit B.

o.
Lessor shall designate a “Project Manager” as its representative in the Building who shall be responsible for coordination and supervision of the Work as it pertains to the daily operation of the Building. The Project Manager and his subordinates shall be granted access to the Premises at all reasonable times during the construction period and upon reasonable prior notice as defined herein.

p.	Lessee agrees to pay Lessor a fee of two and one-half percent (2.5%) of the amount of the Lessor’s Allowance actually reimbursed by Lessor to Lessee as a construction supervisory fee. Such fee shall be paid by Lessee, as Additional Rent, which construction management fee shall be calculated and applied as a credit against the Lessor’s Allowance periodic reimbursement payments, and which construction supervisory fee shall be calculated only against the amounts funded directly by Lessor as its Lessor’s Allowance. It is intended that the construction supervisory fee shall not be calculated upon any additional funds directly advanced by Lessee for which there is no corresponding Lessor’s Allowance payment reimbursement to Lessee by Lessor. To the extent that the construction supervisory fee is not credited against periodic Lessor’s Allowance reimbursement payments made by Lessor, then Lessee shall reimburse Lessor for any such unpaid periodic construction supervisory fees then due and payable within fifteen (15) days following Lessee’s receipt of an invoice thereof.

3.
Any part of the Work within the Premises shall become the property of the Lessor upon installation. Furthermore, with respect to any material and installation which is part of the Work, Lessee shall not be entitled to remove, pledge or sell same unless otherwise agreed to in writing by Lessor and Lessee. No refund, credit, or removal of said items shall be permitted at the termination of the Lease. Items installed that are not integrated in any such way with other common building materials do not fall under this provision (Example: shelving, furniture, trade fixtures).

4.
The term “Lessor’s Allowance” shall mean FOUR MILLION FIVE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($4,550,000.00). Lessor’s Allowance shall be used to pay for the hard and soft costs of the Work applicable to the Premises (such soft costs shall include the cost of all plans, permits, consultants’ and professionals’ expenses and furniture, architectural and interior design fees to the extent not included within the preliminary layout plan, cabling, wiring, monitors, security systems, signage, audio-visual, television and telephone/communications equipment, furniture, equipment and accessories) actually incurred by Lessee. Lessee shall not utilize more than twenty percent (20%) of Lessor’s Allowance toward such soft costs of the Work applicable to the Premises. In addition to Lessor’s Allowance, Lessor shall provide Lessee with an allowance in the amount of FIFTY-TWO THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($52,500.00), which shall be used only to pay for the development of a preliminary layout plan immediately following the execution of this Agreement (“Preliminary Plan Allowance”). Lessee shall have no right to utilize the Preliminary Plan Allowance for any other portion of the Work as described in this Exhibit B, or against any offset of Fixed Basic Rent.

Each of the following conditions precedent must be satisfied by Lessee prior to Lessor’s disbursement of any portion of the Lessor’s Allowance:

•
Lessee has provided Lessor with a written request for disbursement, which request shall include (i) a schedule of the actual hard and soft costs incurred by Lessee to date in connection with the Work in the Premises; (ii) the aggregate amount of advances of Lessor’s Allowance previously made by Lessor to or on behalf of the Lessee; (iii) the amount of Lessor’s Allowance Lessee is requesting be disbursed; and (iv) a schedule of the hard and soft costs incurred by Lessee in the Premises and for which Lessee seeks reimbursement.

•
Lessee has provided Lessor with a certification, made not more than 10 days prior to Lessee’s request, from Lessee’s general contractor, architect or engineer in charge of the Lessee’s Work based on an inspection by such general contractor, architect or engineer, which certifies: (i) that the portion of the Work for which reimbursement is sought relates to Work already performed or costs already incurred substantially in accordance with the Plans as approved by Lessor; (ii) the actual hard and soft costs of the Work incurred for the work in place for which reimbursement is sought; (iii) the estimated sum necessary to complete the Lessee’s Work in accordance with the Plans as approved by Lessor; and (iv) an estimated date of completion of the Work.

•
Lessee shall have furnished Lessor, upon request, such paid bills, receipts, invoices and other evidence as may reasonably be required by Lessor to substantiate the actual expenditure by Lessee of the hard and soft construction costs for which reimbursement is sought;

•
Lessee shall have furnished to Lessor a written statement executed by the Lessee’s general contractor certifying that the general contractor has received payment in full of all monies owed to the general contractor (less any holdback) and a signed lien waiver; and

•
The Work shall be in compliance with all applicable laws, rules, restrictions, orders and regulations of any Governmental Authority and Lessee shall have provided Lessor with all necessary certificates, authorizations, permits and licenses which are required to construct the Work.

Lessor shall make each disbursement of Lessor’s Allowance less a retainage of ten percent (10%) (“Lessor’s Retainage”) within ten (10) business days following Lessee’s compliance with this Paragraph 4.
Lessor shall make final payment of Lessor’s Allowance, together with the Lessor’s Retainage within fifteen (15) business days of Lessor’s receipt of the following:

a.	Copy of the Certificate of Occupancy (temporary and/or permanent, to the extent required by the applicable governmental authorities) issued by the local construction official;

b.	AIA Document G704, Certificate of substantial completion issued and signed by Lessee’s Architect;

c.	Release of Lien statements from the general and all sub-contractors associated with the Work;

d.	Lessee shall provide Lessor a set of reproducible drawings of the Plans and a “CAD” file (in .DWG or .DXF format) of the “As-Built” Plans;

e.	Lessee has paid all sums due and owing Lessor under the Lease and this Exhibit C; and

f.	Copies of paid invoices evidencing the cost of the Work.

Lessee shall not be entitled to any installment of Lessor’s Allowance if the Lease is not in full force and effect or Lessee is then in material, uncured default under the Lease after the expiration of applicable notice and cure periods. Provided that Lessee has fully complied with Paragraphs 2, 4 and 6 of this Exhibit B, if Lessor fails to timely pay any installment of Lessor’s Allowance, then Lessee shall so notify Lessor, which notice shall state in bold capital letters, that if Lessor fails to pay such installment within fifteen (15) days, Lessee may set off, deduct and recoup the amount so due against the Fixed Basic Rent payable under the Lease. If Lessor fails to pay the amount so due within such fifteen (15) day period, then Lessee may set off the amount due against the Fixed Basic Rent payable under the Lease, and the Lease is hereby specifically amended to allow such limited setoff right. In no other instance shall Lessee have any right to set off any remaining balance of the Lessor’s Allowance against the Fixed Basic Rent, except as described in this Exhibit B.

Any unused portion of the Lessor’s Allowance shall be available to Lessee throughout the remaining Extension Term for additional renovations or alterations, provided that such additional renovations or alterations shall otherwise be made in accordance with Article 6 of the Original Lease.

5.    The Base Building Sub-Contractors are:

Fire Sprinkler Contractor
To be provided to Lessor for approval as described in Section 2(a) of this Exhibit B.

Electrical Contractor
To be provided to Lessor for approval as described in Section 2(a) of this Exhibit B.
.

Plumbing Contractor
To be provided to Lessor for approval as described in Section 2(a) of this Exhibit B.

HVAC Contractor
To be provided to Lessor for approval as described in Section 2(a) of this Exhibit B.

6.	Lessee’s Contractor’s Insurance:

a.
The Lessee shall require any and all contractors of the Lessee performing Work on or about the Premises to obtain and/or maintain specific insurance coverage for events which could occur while operations are being performed and which could occur after the completion of the Work. The insurance coverage of the contractor shall be at least equal to coverage customary in the industry for such contractor and the contractor shall name Lessor and, if requested, Mortgagee as additional insureds on all policies of liability insurance.

b.
The contractor shall purchase and maintain such insurance as will protect itself and Lessor and Lessee from claims set forth below which may arise out of or result from its operations under the contract and after contract completion with Lessee, whether such operations are performed by the contractor or by any subcontractor or by anyone directly or indirectly employed by any of them or by anyone for whose acts any of them may be liable. The insurance coverage shall include but not be limited to protection for:

i.	Claims under Workers or Workmens Compensation, Disability Benefits, and other Employee Benefit Acts;

ii.	Claims for damages because of bodily injury, occupational sickness, disease or death of its employees;

iii.	Claims for damages because of bodily injury, sickness, disease, or death of any person other than its employees;

iv.
Claims for damages insured by the usual personal injury liability coverages which are sustained by (i) any person as a result of an offense directly or indirectly related to the employment of such person by the contractor, or (ii) by any other person;

v.	Claims for damages, other than to the work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

vi.	Claims for damages because of bodily injury or death of any person and/or property damage arising out of the ownership, maintenance, or use of any motor vehicle; and

vii.	Claims which include the foregoing, but not limited thereto, which may occur while operations are being performed and claims which may occur after operations are completed.

c.	Lessee shall secure evidence of Lessee’s contractor’s insurance coverage adequate to protect Lessor and Lessee.

d.
The contract between the Lessee and its contractor shall require that the Lessee’s contractor hold the Lessor harmless in a form and manner equal to the indemnity agreement in Article 33, “Indemnity” of the Original Lease.

e.
Lessee shall cause to be executed a waiver of all rights their contractors have or may have against Lessor and any Mortgagee involved in the Premises in any way, for damages caused by fire or other perils so insured, to the extent that such contractor’s insurance otherwise covers such claims.

f.
If requested by Lessor, Lessee shall obtain and furnish surety in a form satisfactory to Lessor, covering the faithful performance of the Work and the payment of all obligations arising thereunder. If, however, Lessee selects one of the general contractors from the Lessor approved list of general contractors, the requirement of a surety shall be waived.

7.	All sums payable by Lessee to Lessor in connection with this Exhibit B and any other work to be performed by Lessor within the Premises and billable to Lessee shall be deemed Additional Rent.

-END-

EXHIBIT C

Lessor Renovation Obligations

1.     Lessor shall repair, replace, and resurface, at its sole cost and expense, the following paved areas located on the Premises:
a. All parking lots, roadways (including, but not limited to, the Ring Road), all asphalt sidewalks, and all asphalt curbs and driveways, all as identified on Exhibit C-1, attached hereto and made a part hereof, together with 2,000 linear feet of damaged concrete curbing located on the Premises, and
b. Tennis and basketball courts identified on Exhibit C-1.

Additional specifications for such repaving, etc. are attached hereto as Exhibit C-2 and made a part hereof.

Lessor shall cause its contractor(s) undertaking the repair/resurfacing/repaving above to obtain a contractor’s warranty, free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion thereof. All materials furnished shall be new and installed in a good and workmanlike manner and shall be installed with new materials of at least the same or better quality as currently existing.

2.     Lessor shall replace the roofs on pods A, B and C of the Building, at its sole cost and expense. The replacement roof shall be of similar style and materials to the roof currently installed on Pod D of the Building and shall be installed with new materials of at least the same or better quality as the roof currently installed on Pod D of the Building. Lessor shall obtain from its roofing supplier a roof materials replacement warranty for a period of twenty (20) years. The roof warranty shall contain at least equal to or better than the terms as set forth in the roof warranty applicable to the recent roof replacement of Pod D of the Building supplied by Firestone, a copy of which Firestone roof warranty is attached hereto on Exhibit C-3. Additional specifications of the proposed roof replacement and the key terms of the roof materials/installation replacement warranty are provided in Exhibit C-2 attached hereto and made a part hereof. The plans and specifications for any Lessor Renovation Obligations that are not otherwise attached to Exhibit C-2 shall be furnished to Lessee prior to any work commencing in connection with the Lessor Renovation Obligations. All materials furnished shall be new and installed in a good and workmanlike manner. Lessor and Lessee shall agree in advance on the schedules and primary responsibility for the temporary relocation and replacement back to its current location of any and all rooftop equipment as necessary to accommodate the removal and reinstallation of the roof. The parties shall cooperate with each other and with the roofing contractor in the temporary relocation of the current rooftop equipment that is owned or leased directly by Lessee, including, but not limited to, telecommunications equipment, so as to not affect any current warranties or guaranties of such telecommunications equipment, provided that Lessor shall have no liability in connection therewith. The roofing materials and design shall be determined with the consultation of Lessee to accommodate the continued use of, and/or minimize interruption with, Lessee’s HVAC and telecommunications equipment now or hereafter located on the roof. Any wear pads or pavers determined to be required to accommodate access to Lessee’s communications equipment, beyond those currently in place, will be installed at Lessee’s sole cost and expense. The parties shall cooperate in the temporary relocation of Lessee’s current telecommunications equipment, HVAC and other items used by Lessee that are located on the roof, such that such roof replacement will not hinder the use by Lessee of its telecommunications equipment, HVAC and other items used by it that are currently located on the roof. Lessee shall bear all costs to be incurred in the temporary relocation of the HVAC and telecommunications equipment owned or leased by Lessee and located on the roof.

3.    Lessor shall cause all exterior windows and exterior doors to be inspected as of the Effective Date and to the extent that any of said windows or doors are not water tight, that such windows and doors shall be repaired and resealed with materials that are otherwise customarily used for buildings of this type and character for waterproofing and weatherproofing, and as to maintain the current character and style of the exterior windows and doors currently installed in the Building.

4.    Lessor shall initiate its Lessor Renovation Obligations in accordance with construction schedules mutually agreed upon by Lessor, Lessee and Lessor’s contractors; provided, however, notwithstanding anything contained herein to the contrary, all Lessor Renovation Obligations will be completed during normal Building Hours (defined in the Original Lease as 8:00 a.m. to 6:00 p.m., Mondays – Friday), with the exception of ballast removal from the roof, which will be completed outside of normal Building. Hours. Lessor will coordinate work with Lessee to minimize disruption and inconvenience to Lessee and its employees, agents, guests and invitees. The construction/renovation shall be conducted during normal Building Hours so as to lessen the disruption of the flow of traffic, pedestrian and vehicular. Lessor’s contractors shall undertake their work upon consultation with Lessee to provide a reasonable noise level for Lessee’s employees, guests and invitees during the times in which Lessor’s contractors shall be on the Premises or in the Building during normal Building Hours. Lessor’s contractors shall notify Lessee in advance to the extent that any gases, flammable or toxic materials may be brought into the Building and onto the Premises in connection with the Lessor’s Renovation Obligations, including, but not limited, to, those materials pertaining to the roof replacement, so that Lessee may inform its employees and otherwise take precautions during the time frames in which such materials may be exposed to individuals in the Building or on the Premises. Lessor’s contractors shall use the freight elevators in connection with the roof replacement. Lessor’s contractors shall notify a designated Lessee supervisor prior to having any of the contractors’ employees, subcontractors, or other personnel entering the Building, so that all persons are properly admitted to the Building.

5.    Lessor shall cause its contractors to obtain all permits, certificates of occupancy and licenses required by applicable governmental authorities in connection with the Lessor Renovation Obligations. Lessor shall bear all costs associated with obtaining any building permits or certificates of occupancy required solely by Lessor’s work. Lessor shall cause the Lessor Renovation Obligations to be free and clear of materialmens’ liens.

6.    Lessor shall obtain and cause each of its contractors undertaking the Lessor Renovation Obligations to obtain all insurance, including, but not limited to, liability insurance, property insurance, worker’s compensation insurance and all other insurance normally required on a construction project of similar quality in Monmouth County, New Jersey.

EXHIBIT C-1
Site Plan Reflecting Areas of Repaving, Repair and Resurfacing of Paved Surfaces

Exhibit reflecting locations of repaving, replacement, repair, resurfacing and restriping of asphalt parking lots, roadways, asphalt curbing, asphalt sidewalks and driveways attached hereto and made a part hereof, including, but not limited to, the Ring Road, together with 2,000 linear feet of concrete curbing on the Premises.

TENNIS COURTS
HELIPORT
BASKETBALL COURTS
D
A
B
NEWMAN SPRINGS ROAD (VARIABLE WIDTH)
HOLMDEL ROAD (VARIABLE WIDTH)

ARCHITECT

ROBERT B MCDONALD A.I.A.
N.J. 10518 / N.Y. 031828-1
PA RA404659 / MD 15878

MACK-CALI REALTY CORPORATION
343 THORNALL STREET
EDISON, NJ 08837
ROBERT MCDONALD (732)590-1561

PROJECT NO. NA
DRAWN BY. MGS
CHECKED BY. MGS
SCALE: 1"=100'
DATE: 10/27/2015
DRAWING NO. SK-3
SHEET 1 OF 1

REVISIONS

PARKING LOT PAVING STUDY

23 MAIN STREET
HOLMDEL, NJ

MACK-CALI
Realty Corporation

EXHIBIT C-2
Additional Lessor Renovation Obligation Specifications

1.	Roof Replacement Specifications:
Roof Replacement Specifications shall be at least equal to the proposal provided by SRA-Inc., dated October 22, 2015, a copy of which is attached hereto and made a part hereof.
A copy of the Firestone roof warranty is attached hereto and made a part hereof.

MAIN ROOF LEVEL:

The existing EPDM ballast roof system (top layer), the coal tar roof system

(bottom layer) and all ancillary items shall be removed; exposing the concrete deck. The concrete deck shall be properly remediated as necessary prior to installing the new roof system.

The new roof system shall be a min. 60 mil EPDM ballast system, incorporating new polyisocyanurate board insulation min. 1.5" thick. The roofing specifications and materials shall also include any additional materials and specifications that are at least equal to or of better quality than the roof currently installed on Pod D of the Building.

PENTHOUSE ROOF LEVEL:

The existing EPDM ballast system (top layer), flashings and all ancillary items shall be removed exposing the coal tar roof system. The coal tar roof system shall be properly remediated as necessary prior to installing the new roof system.

The new roof system shall be a min. 60 mil EPDM ballast system, incorporating new polyisocyanurate board insulation min. 1.5" thick. The roofing specifications and materials shall also include any additional materials and specifications that are at least equal to or of better quality than the roof currently installed on Pod D of the Building.

2.	Paving Replacement Specifications:

Repaving specifications:

•
   All paved surfaces, including all parking lots, roadways, including, but not limited to, the Ring Road, together with all driveways and paved asphalt sidewalks– Mill 2”, clean, apply tack coat, pave to achieve proper drainage and restripe paved areas

•	Curbing – remove and replace approximately 2,000 l/f of damaged concrete curbing and in addition, all asphalt curbing in all locations of the Premises

3.    Tennis and basketball courts
•    Prepare existing asphalt surface

•	Repair cracks with crack filler and fiber-glass tape over repair

•	Level low areas

•	Remove old footings and center anchors in basketball and multi-use area (on two of old tennis courts)

•	Fill holes created from removed items above

•	1 coat Acrylic Resurfacer (filler, binder coats)

•	2 coats Fortified Plexipave (texture, color coats)

•	Paint tennis court lines and basketball lines

# RED SHIELD WARRANTY

Firestone BUILDING PRODUCTS

## RED SHIELD ROOFING SYSTEM LIMITED WARRANTY

**Warranty No:** RO047227 **FBPCO #** AD6494 **Square Footage:** 40000 s.f.
**Building Owner:** MACK CALI
**Building Identification:** VONAGE
**Building Address:** 23 MAIN STREET, HOLMDEL, NJ, 07733-2136
**Warranty Period Of:** TWENTY (20) Years, Beginning On: 02/22/12
**Roofing Contractor:** BADGER ROOFING COMPANY, INC. (07590)

For the warranty period indicated above, Firestone Building Products Company, LLC ("Firestone"), an Indiana limited liability company, warrants to the Building Owner ("Owner") named above that Firestone will, subject to the Terms, Conditions and Limitations set forth below, repair any leak in the Firestone Roofing System ("System").

### TERMS, CONDITIONS AND LIMITATIONS

1. **Products Covered.** The System shall mean only the Firestone brand roofing membranes, Firestone brand roofing insulations, Firestone brand roofing metal, and other Firestone brand roofing accessories when installed in accordance with Firestone technical specifications by a Firestone-licensed applicator.
2. **Notice.** In the event any leak should occur in the System, the Owner must give notice in writing or by telephone to Firestone within thirty (30) days of any occurrence of a leak. Written notice may be sent to Firestone at the street address or fax number shown on the reverse side of this Limited Warranty. Evidence of this notice shall be the receipt by Owner of a Firestone Leak Notification Acknowledgement. By so notifying Firestone, the Owner authorizes Firestone or its designee to investigate the cause of the leak.
3. **Investigation.** If upon investigation, Firestone determines that the leak is not excluded under the Terms, Conditions and Limitations set forth in this Red Shield Roofing System Limited Warranty (the "Limited Warranty"), the Owner's sole and exclusive remedy and Firestone's total liability shall be limited to the repair of the leak. Should the investigation reveal that the leak is excluded under the Terms, Conditions and Limitations, the Owner shall be responsible for payment of the investigation costs. Failure by Owner to pay for these costs shall render this Limited Warranty null and void. Firestone will advise the Owner of the type and/or extent of repairs required to be made at the Owner's expense that will permit this Limited Warranty to remain in effect for the unexpired portion of its term. Failure by the Owner to properly make these repairs in a reasonable manner using a Firestone-licensed applicator and within 60 days shall render this Limited Warranty null and void.
4. **Disputes.** Any dispute, controversy or claim between the Owner and Firestone concerning this Limited Warranty shall be settled by mediation. In the event that the Owner and Firestone do not resolve the dispute, controversy or claim in mediation, the Owner and Firestone agree that neither party will commence or prosecute any suit, proceeding, or claim other than in the courts of Hamilton County in the state of Indiana or the United States District Court, Southern District of Indiana, Indianapolis Division. Each party irrevocably consents to the jurisdiction and venue of the above-identified courts.
5. **Payment Required.** Firestone shall have no obligation under this Limited Warranty unless and until Firestone and the licensed applicator have been paid in full for all materials, supplies, services, approved written change orders, warranty costs and other costs which are included in, or incidental to, the System. In the event that repairs not covered by this Limited Warranty are necessary in the future, Firestone reserves the right to suspend this Limited Warranty until such repairs have been completed and the licensed applicator and/or Firestone has been paid in full for such repairs.
   **Exclusions.** Firestone shall have no obligation under this Limited Warranty, or any other liability, now or in the future if a leak or damage is caused by: (a) Natural forces, disasters, or acts of God including, but not limited to, fires, hurricanes, tornadoes, hail, wind-blown debris, lightning, earthquakes, volcanic activity, atomic radiation, insects or animals; (b) Winds of peak gust speed at or in excess of 55 MPH calculated at ten(10) meters above ground using available meteorological data; (c) Act(s), conduct or omission(s) by any person, or act(s) of war, terrorism or vandalism, which damage the System or which impair the System's ability to resist leaks; (d) Failure by the Owner to use reasonable care in maintaining the System, said maintenance to include, but not be limited to, those items listed on the reverse side of this Limited Warranty entitled "Building Envelope Care and Maintenance Guide"; (e) Deterioration or failure of building components, including, but not limited to, the roof substrate, walls, mortar, HVAC units, skylights etc.; (f) Construction generated moisture, condensation or infiltration of moisture in, from, through, or around the walls, copings, rooftop hardware or equipment, skylights, building structure or underlying or surrounding materials; (g) Acid, oil, harmful chemicals, or the reaction between them; (h) Alterations or repairs to the System that are not completed in accordance with Firestone's published specifications, not completed by an approved contractor, and/or not completed with proper notice to Firestone; (i) The design of the roofing system: Firestone does not undertake any analysis of the architecture or engineering required to evaluate what type of System is appropriate for a building and makes no warranty express or implied as to the suitability of its Products for any particular structure; such a determination is the responsibility of the architect, engineer or design professional, (j) Improper selection of materials for the roof assembly or the failure to accurately calculate wind uplift and/or roof loads; (k) Deterioration to metal roofing materials and accessories caused by marine salt water, atmosphere, or by regular spray of either salt or fresh water; or, (l) Change in building use or purpose.
6. **Transfer.** This Limited Warranty shall be transferable subject to Owner's payment of the current transfer fee set by Firestone.
7. **Term.** The term of this Limited Warranty shall be for the period set forth above and such term shall not be extended under any circumstances.
8. **Roof Access.** During the term of this Limited Warranty, Firestone's designated representative or employees shall have free access to the roof during regular business hours. In the event that roof access is limited due to security or other restrictions, Owner shall reimburse Firestone for all reasonable cost incurred during inspection and/or repair of the System that are due to delays associated with said restrictions. Owner shall be responsible for the damage caused by, removal and replacement of any overburdens, superstrata or overlays, either permanent or temporary, excluding accepted stone ballast or pavers, as necessary to expose the system for inspection and/or repair.
9. **Waiver.** Firestone's failure to enforce any of the terms or conditions stated herein shall not be construed as a waiver of such provision or of any other terms and conditions of this Limited Warranty.
10. **Governing Law.** This Limited Warranty shall be governed by and construed in accordance with the laws of the State of Indiana without regard to that State's rules on conflict of laws.
11. **Severability.** If any portion of this Limited Warranty is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force.

FIRESTONE DOES NOT WARRANT PRODUCTS INCORPORATED OR UTILIZED IN THIS INSTALLATION THAT WERE NOT FURNISHED BY FIRESTONE. FIRESTONE SPECIFICALLY DISCLAIMS LIABILITY UNDER ANY THEORY OF LAW ARISING OUT OF THE INSTALLATION OF, PERFORMANCE OF, OR DAMAGES SUSTAINED BY OR CAUSED BY, PRODUCTS NOT FURNISHED BY FIRESTONE.

THIS LIMITED WARRANTY SUPERSEDES AND IS IN LIEU OF ALL OTHER WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND FIRESTONE HEREBY DISCLAIMS ALL SUCH WARRANTIES. THIS LIMITED WARRANTY SHALL BE THE OWNER'S SOLE AND EXCLUSIVE REMEDY AGAINST FIRESTONE, AND FIRESTONE SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR OTHER DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR DAMAGES TO THE BUILDING OR ITS CONTENTS OR THE ROOF DECK. THIS LIMITED WARRANTY CANNOT BE AMENDED, ALTERED OR MODIFIED IN ANY WAY EXCEPT IN WRITING SIGNED BY AN AUTHORIZED OFFICER OF FIRESTONE. NO OTHER PERSON HAS ANY AUTHORITY TO BIND FIRESTONE WITH ANY REPRESENTATION OR WARRANTY WHETHER ORAL OR WRITTEN.

**FIRESTONE BUILDING PRODUCTS COMPANY, LLC**
By: Phil LaDuke

Authorized Signature: [signature]
Title: Director, Quality Assurance

Firestone

**BUILDING ENVELOPE CARE AND MAINTENANCE GUIDE**
**(For Red Shield Warranted Roofing Systems)**

**Congratulations** on your purchase of a Firestone Roofing System! Your roof is a valuable asset that should be properly maintained. **All roofs and roofing systems require periodic inspection and maintenance to perform as designed and to keep your Limited Warranty in full force and effect.**

1. The roof should be inspected at least twice yearly and after any severe storms. A record of all inspection and maintenance activities should be maintained, including a listing of the date and time of each activity as well as the identification of the parties performing the activity.
2. Proper maintenance and good roofing practice require that ponded water (defined as water standing on the roof forty-eight hours after it stops raining) not be allowed on the roof. Roofs should have slope to drain, and all drain areas must remain clean. Bag and remove all debris from the roof since such debris can be quickly swept into drains by rain. This will allow for proper water run-off and avoid overloading the roof.
3. The Firestone Roofing System should not be exposed to acids, solvents, greases, oil, fats, chemicals and the like. If the Firestone Roofing System is in contact with any such materials, these contaminants should be removed immediately and any damaged areas should be inspected by a Firestone Licensed Applicator and repaired if necessary.
4. The Firestone Roofing System is designed to be a waterproofing membrane and not a traffic surface. Roof traffic other than periodic traffic to maintain rooftop equipment and conduct periodic inspections should be prohibited. In any areas where periodic roof traffic may be required to service rooftop equipment or to facilitate inspection of the roof, protective walkways should be installed by a Firestone Licensed Applicator as needed to protect the roof surface from damage.
5. Some Firestone roofing membranes require maintenance of the surface of the membrane:
   a. **Smooth-surfaced Firestone APP membranes** should be coated with an approved liquid coating, such as Firestone Aluminum Roof Coating or Firestone AcryliTop applied in accordance with Firestone specifications, in order to maximize the service life of the membrane. If this coating is not applied as part of the initial roofing installation, it should be applied within the first five years after the roof is installed to help protect the membrane from surface crazing and cracking. In addition, this coating should be maintained as needed to re-coat any areas that have blistered, peeled or worn through.
   b. **Granule-surfaced Firestone APP and SBS membranes** do not normally require surface maintenance other than periodic inspection for contaminants, cuts or punctures. If areas of granular loss are discovered during inspection, these areas should be coated with Firestone AcryliTop or other Firestone-approved coating applied in accordance with Firestone specifications.
   c. **Gravel-surfaced Firestone BUR membranes** do not normally require surface maintenance other than periodic inspection for contaminants or damage. If areas of gravel loss are discovered during inspection, gravel must be reinstalled into hot asphalt to protect the surface of the membrane. Coatings on smooth surface BUR membranes must be maintained as needed to re-coat any areas that have blistered, peeled or worn through.
   d. **Firestone EPDM and TPO roofing membranes** do not normally require surface maintenance other than periodic inspection for contaminants, cuts or punctures. Occasionally, approved liquid roof coatings, such as Firestone AcryliTop, are applied to the surface of EPDM membranes in order to provide a lighter surface color. Such coatings do not need to be maintained to assure the performance of the underlying EPDM roof membrane, but some maintenance and re-coating may be necessary in order to maintain a uniform surface appearance.
   e. **Firestone Una-Clad metal roofing panels and trim** do not normally require surface maintenance other than periodic inspection for contaminants or damage. In addition, periodic cleaning of the surface may be required to remove dirt and maintain the aesthetic appearance of the coated metal. Simple washing with plain water using hoses or pressure spray equipment is usually adequate. If cleaning with agents other than water is contemplated, several precautions should be observed: (1) do not use wire brushes, abrasives, or similar cleaning tools which will mechanically abrade the coating surface, and (2) cleaning agents should be tested in an inconspicuous area before use on a large scale.
6. All metal work, including counter-flashings, drains, skylights, equipment curbs and supports, and other Firestone brand rooftop accessories must be properly maintained at all times. Particular attention should be paid to sealants at joints in metal work and flashings. If cracking or shrinkage is observed, the joint sealant should be removed and replaced with new sealant.
7. Any alterations to the roof, including but not limited to roof curbs, pipe penetrations, roof-mounted accessories, and tie-ins to building additions must be performed by a licensed Firestone Licensed Applicator and reported to Firestone. Additional information and reporting forms for roof alterations are available at www.firestonebpco.com.
8. Should you experience a leak:
   (a) Check for the obvious: clogged roof drains, loose counterflashings, broken skylights, open grills or vents, broken water pipes.
   (b) Note conditions resulting in leakage. Heavy or light rain, wind direction, temperature and time of day that the leak occurs are all-important clues to tracing roof leaks. Note whether the leak stops shortly after each rain or continues to drip until the roof is dry. If you are prepared with the facts, the diagnosis and repair of the leak can proceed more rapidly.
   (c) Contact Firestone Warranty Claims at 1-800-830-5612 as soon as possible...but please don't call until you are reasonably sure that the Firestone Roofing System is the cause of the leak.

Firestone feels that the preceding requirements will assist you, the building owner, in maintaining a watertight roof for many years. Your roof is an investment, and maintenance is essential to maximize your return on this important investment.

Firestone
BUILDING PRODUCTS
NOBODY COVERS YOU BETTER™
250 West 96th Street – Indianapolis, IN 46260
1-800-428-4442 * 1-317-575-7000 * FAX 1-317-575-7100
www.firestonebp.com

EXHIBIT D

Intentionally omitted

EXHIBIT E

Term Management Fee
Year	Total Management Fee
September 1, 2015 through and including August 31, 2016	$104,415.00
September 1, 2016 through and including August 31, 2017	$105,840.00
September 1, 2017 through and including August 31, 2018	$106,313.00
September 1, 2018 through and including August 31, 2019	$107,730.00
September 1, 2019 through and including August 31, 2020	$109,148.00
September 1, 2020 through and including August 31, 2021	$110,618.00
September 1, 2021 through and including August 31, 2022	$112,088.00
September 1, 2022 through and including October 31, 2023	$132,545.00

Exhibit F

Subordination, Non Disturbance and Attornment Agreement

Loan No. V_51107

SUBORDINATION, NON DISTURBANCE AND ATTORNMENT AGREEMENT

Prepared by and upon recordation,
return to:

Kelley Drye & Warren LLP
200 Kimball Drive
Parsippany, New Jersey 07054
Attention: Paul A. Keenan, Esq.

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SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

This Subordination, Nondisturbance and Attornment Agreement (this "**Agreement**") is dated as of the ___ day of ____________, 2005, between JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America (the "**Lender**") having an address at 270 Park Avenue, New York, New York 10017 Attention: Loan Servicing, VONAGE USA INC., a ____________ corporation (the "**Tenant**") having an address of 2147 Route 27, Edison, New Jersey 08817 and MACK-CALI HOLMDEL L.L.C. a Delaware limited liability company (the "**Landlord**") having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 (provided that Landlord is a party hereto solely for the purposes of acknowledging the last sentence of Paragraph 9 below).

RECITALS

A. Tenant is the tenant under a certain Lease (the "**Lease**"), dated March 24, 2005 with Landlord of premises described in the Lease (the "**Premises**") located at 23 Main Street, Holmdel, New Jersey, located on the real property more particularly described in Exhibit A attached hereto and made a part hereof (being hereinafter referred to as the "**Property**"). Landlord is the current landlord under the Lease or, as a result of the acquisition of the Property, will become the current landlord under the Lease.

B. This Agreement is being entered into in connection with a mortgage loan (the "**Loan**") being made by Lender to Landlord, to be secured inter alia, by: (a) a first mortgage on the Property (the "**Security Instrument**") to be recorded in the real estate records of Monmouth County, New Jersey (the "**Official Records**"); and (b) a first assignment of leases and rents on the Property (the "**Assignment of Leases and Rents**") to be recorded in the Official Records. The Security Instrument and the Assignment of Leases and Rents are hereinafter collectively referred to as the "**Security Documents**".

AGREEMENT

For mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Tenant agrees that the Lease is and shall be subject and subordinate to the Security Documents and to all present and future advances under the obligations secured thereby and all renewals, amendments, modifications, consolidations, replacements and extensions of the secured obligations and the Security Documents, to the full extent of all amounts secured by the Security Documents from time to time. Said subordination is to have the same force and effect as if the Security Documents and such renewals, modifications, consolidations, replacements and extensions thereof had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

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2. Tenant agrees that, in the event of a foreclosure of the Security Instrument by Lender or the acceptance of a deed in lieu of foreclosure by Lender or any other succession of Lender to fee ownership, Tenant shall attorn to and recognize Lender as its landlord under the Lease for the remainder of the term of the Lease (including all extension periods which have been or are hereafter exercised) upon the same terms and conditions as are set forth in the Lease, and Tenant hereby agrees to pay and perform in favor of Lender all of the obligations of Tenant under the Lease as if Lender were the original lessor under the Lease.

3. In the event that Lender succeeds to the interest of Landlord under the Lease, Lender and Tenant hereby agree to be bound to one another under all of the terms, covenants and conditions of the Lease for the balance of the term of the Lease, and so long as Tenant complies with and performs its obligations under the Lease, Lender shall not disturb Tenant's possession of the leased premises.

4. Tenant agrees that, in the event Lender succeeds to the interest of Landlord under the Lease, Lender shall not be:

(a) liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord) other than any act or omission which continues after the date Lender succeeds to the interest of Landlord, but such liability shall be only for the damages arising after the date the Lender succeeds to such interest;

(b) subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord), other than any defense or offset that Tenant may have after the date Lender succeeds to the interest of Landlord, but such defense or offset shall be only for events continuing to give rise to such defense or offset after the date the Lender succeeds to such interest;

(c) bound by any payment of rent or additional rent which Tenant might have paid for more than one (1) month in advance of the due date under the Lease to any prior Landlord (including, without limitation, the then defaulting Landlord);

(d) bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior Landlord's interest;

(e) accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by Lender in segregated cash amounts identified to Lender in writing as such at the time received;

(f) bound by any termination, amendment or modification of the Lease made without the consent of Lender, it being acknowledged that the foregoing restriction shall not prohibit customary arrangements between Landlord and Tenant made in the ordinary course of business which relate to the use and operation of the Property, provided that such arrangement(s) does not (i) serve to amend or modify the Lease and is otherwise consistent with the express terms and conditions of the Lease, (ii) affect the term of the Lease, the size of the premises

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conveyed or the base rent or additional rent payable thereunder, (iii) increase the Landlord's obligations or decrease the Landlord's rights thereunder and/or (iv) act as a waiver of any event of default thereunder;

(g) liable for or incur any obligation with respect to any representations or warranties of any nature set forth in the Lease or otherwise, including, but not limited to, representations or warranties relating to any latent or patent defects in construction with respect to the Property or the Premises, Landlord's title or compliance of the Property or Premises with applicable environmental, building, zoning or other laws, including, but not limited to, the Americans with Disabilities Act and any regulations pursuant thereto.

5. Tenant covenants and acknowledges that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Property or the real property of which the Property is a part, or any portion thereof or any interest therein and to the extent that Tenant has had, or hereafter acquires any such right or option, the same is hereby acknowledged to be subject and subordinate to the Security Instrument and is hereby waived and released as against Lender.

6. Anything herein or in the Lease to the contrary notwithstanding, in the event that Lender shall acquire title to the Property, Lender shall have no obligation, nor incur any liability, beyond Lender's then interest in the Property, and Tenant shall look exclusively to such interest of Lender in the Property for the payment and discharge of any obligations imposed upon Lender hereunder or under the Lease, or otherwise, subject to the limitation of Lender's obligations provided for in Paragraph 4 above.

7. [Intentionally Omitted]

8. Tenant hereby agrees to give to Lender copies of all notices of Landlord default(s) under the Lease in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord, and no such notice of default shall be deemed given to Landlord unless and until a copy of such notice shall have been so delivered to Lender. If Landlord shall have failed to cure such default within the time provided for in the Lease, then Lender shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary (but not to exceed ninety (90) days), if within such thirty (30) days, Lender has commenced and is diligently pursuing the remedies necessary to cure such default, in which event the Lease shall not be terminated while such remedies are diligently pursued to completion. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. The Lease shall not be assigned (except in the event of an assignment that is permitted in the Lease without Landlord's consent) by Tenant, modified, amended or terminated (except in the event of a termination that is permitted in the Lease without Landlord's consent) without Lender's prior written consent in each instance. Neither Lender nor its designee or nominee shall become liable under the Lease unless and until Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Premises.

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Lender shall have the right, without Tenant's consent, to foreclose the Security Instrument or to accept a deed in lieu of foreclosure of the Security Instrument or to exercise any other remedies under the Security Documents.

9. Tenant hereby consents to that certain Assignment of Leases and Rents from Landlord to Lender executed in connection with the Loan. Tenant acknowledges that the interest of the Landlord under the Lease is to be assigned to Lender solely as security for the purposes specified in said assignments, and Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignments or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing. Landlord and Tenant agree that upon receipt by Tenant of a written notice from Lender of a default by Landlord under the Loan, Tenant will thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease.

10. If Tenant is a corporation, each individual executing this Agreement on behalf of said corporation represents and warrants that s/he is duly authorized to execute and deliver this Agreement on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Agreement is binding upon said corporation in accordance with its terms. If Tenant is a partnership or limited liability company, each individual executing this Agreement on behalf of said partnership or limited liability company, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Agreement on behalf of said partnership or limited liability company, as the case may be, in accordance with the partnership agreement or operating agreement for said entity.

11. Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed delivered on the earlier to occur of (a) receipt, or (b) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service Depository, postage prepaid, sent certified or registered mail, return receipt requested, or if sent via a recognized commercial courier service providing for a receipt, addressed to Tenant or Lender, as the case may be, at the following addresses:

If to Tenant: Vonage USA Inc.
23 Main Street
Holmdel, New Jersey 07733
Attention: ____________
Facsimile No.: ______________

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This Agreement shall be construed in accordance with the laws of the state in which the Property is located.

Witness the execution hereof under seal as of the date first above written.

TENANT:

VONAGE USA INC.

By: ______________________
Name: JOHN S. REGO
Title: CFO

ACKNOWLEDGEMENT

STATE OF New Jersey)
) ss.:
COUNTY OF UNION)

BEFORE ME, the undersigned, a Notary Public in and for said state, personally appeared JOHN REGO, personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and Notary Seal this 10 day of August 2005.

____
Notary Public

CAROLE A. MONGELLI
NOTARY PUBLIC OF NEW JERSEY
My Commission Expires May 27, 2006

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LENDER:

JPMorgan Chase Bank, N.A., a national banking association

By: Jennifer A. Loughrey
Name: Jennifer A. Loughrey
Title: Authorized Signatory

STATE OF NY)
: ss.:
COUNTY OF NY)

BEFORE ME, the undersigned, a Notary Public in and for said state, personally appeared Jennifer Loughrey, personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and Notary Seal this 10th day of August 2005.

Notary Public

MARC B. LEDESMA
NOTARY PUBLIC STATE OF NEW YORK
NO. 02LE6074669
QUALIFIED IN NEW YORK COUNTY
COMMISSION EXPIRES ... 06

NJ01/KEENP/93468.2

EXHIBIT A

LEGAL DESCRIPTION

ALL that certain lot, parcel or tract of land, situate and lying in the Township of Holmdel, County of Monmouth and State of New Jersey being more particularly described as follows:

BEGINNING at a monument lying in the westerly right of way line of Holmdel Road, on the division line between Lot 14 in Block 13 and Lot 15 in Block 13; thence

1. South 02° 20' 43" West, along the westerly right of way line of Holmdel Road, and the easterly line of Lot 15 in Block 13, 24.75 feet from center line of Holmdel Road, a distance of 523.95 feet to an iron pin; thence
2. North 87° 06' 52" West, along part of the southerly property line of Lot 15 Block 13, a distance of 15.25 feet to a point in the westerly right of way line of Holmdel Road; thence
3. South 02° 25' 00" West, along the westerly right of way line of Holmdel Road as it now stands, 40 feet from center line, a distance of 1,505.49 feet to a point, said point lying in the northerly property line of Lot 16.01, Block 13; thence
4. North 80° 52' 45" West, along the northerly property line of Lots 16.01 and 16.05 a distance of 521.42 feet to a point; thence
5. South 10° 22' 45" West along the westerly property line of Lot 16.05 a distance of 150.50 feet to a point, said point lying in the northerly property line of Lot 22, Block 13; thence
6. North 75° 12' 45" West along the northerly property line of Lot 22, Block 13 a distance of 78.84 feet to a point; thence
7. South 12° 47' 15" West, along the westerly property line of Lot 22 Block 13 a distance of 171.16 feet to a point, said point lying in the northerly right of way line of Newman Springs Road (County Route #520) as it now lies 40 feet from center line; thence
8. North 74° 26' 15" West along the northerly right of way line of Newman Springs Road a distance of 252.95 feet to a point; thence
9. North 78° 43' 04" West still along the northerly right of way line of Newman Springs Road a distance of 1,023.03 feet to a monument, said monument lying in the easterly property line of Lot16.04, Block 13; thence
10. North 11° 16' 56" East, along the easterly property line of Lot 16.04, Block 13, a distance of 672.95 feet to a monument; thence
11. North 78° 43' 04" West, along the northerly property line of Lot 16.04, Block 13, a distance of 760.48 feet to the center line of Willow Brook Feeder; thence
12. North 82° 16' 30" East, along the center line of Willow Brook Feeder a distance of 18.56 feet to a point; thence
13. North 27° 57' 03" East, still along the center line of Willow Brook Feeder a distance of 98.48 feet to a point; thence
14. North 64° 24' 30" East, still along the center line of Willow Brook Feeder a distance of 28.06 feet to a point; thence

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15. South 42° 36' 16" East, still along the center line of Willow Brook Feeder a distance of 36.88 feet to a point; thence
16. North 27° 41' 21" East, still along the center line of Willow Brook Feeder a distance of 29.96 feet to a point; thence
17. North 30° 59' 25" East, still along the center line of Willow Brook Feeder a distance of 60.36 feet to a point; thence
18. North 06° 45' 57" East, still along the center line of Willow Brook Feeder a distance of 55.23 feet to a point; thence
19. North 59° 15' 41" East, still along the center line of Willow Brook Feeder a distance of 29.51 feet to a point; thence
20. North 18° 03' 30" West, still along the center line of Willow Brook Feeder a distance of 23.70 feet to a point; thence
21. North 58° 33' 47" East, still along the center line of Willow Brook Feeder a distance of 31.06 feet to a point; thence
22. North 88° 53' 46" East, still along the center line of Willow Brook Feeder a distance of 33.77 feet to a point; thence
23. North 58° 18' 28" East, still along the center line of Willow Brook Feeder a distance of 35.39 feet to a point; thence
24. North 08° 01' 29" East, still along the center line of Willow Brook Feeder a distance of 53.67 feet to a point; thence
25. North 29° 58' 46" East, still along the center line of Willow Brook Feeder a distance of 89.87 feet to a point; thence
26. North 59° 35' 42" East, still along the center line of Willow Brook Feeder a distance of 23.64 feet to a point; thence
27. South 82° 06' 49" East, still along the center line of Willow Brook Feeder a distance of 22.83 feet to a point; thence
28. North 08° 33' 36" East, still along the center line of Willow Brook Feeder a distance of 34.42 feet to a point; thence
29. North 60° 14' 32" East, still along the center line of Willow Brook Feeder a distance of 79.56 feet to a point; thence
30. North 28° 47' 05" East, still along the center line of Willow Brook Feeder a distance of 52.73 feet to a point; thence
31. North 77° 43' 43" East, still along the center line of Willow Brook Feeder a distance of 45.59 feet to a point; thence
32. North 16° 45' 53" East, still along the center line of Willow Brook Feeder a distance of 85.05 feet to a point; thence
33. North 48° 20' 07" East, still along the center line of Willow Brook Feeder a distance of 46.73 feet to a point; thence
34. North 05° 02' 27" East, still along the center line of Willow Brook Feeder a distance of 64.16 feet to a point; thence
35. North 32° 42' 47" East, still along the center line of Willow Brook Feeder a distance of 32.54 feet to a point; thence
36. North 07° 37' 39" East, still along the center line of Willow Brook Feeder a distance of 25.55 feet to a point; thence

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NJ01/KEENP/93128.8

37. South 78° 22' 43" East, along the southerly property line of Lot 14 Block 13, a distance of 139.48 feet to a point; thence
38. North 29° 10' 17" East, still along the southerly property line of Lot 14 Block 13, a distance of 119.82 feet to a monument; thence
39. South 78° 23' 43" East, still along the southerly property line of Lot 14 Block 13, a distance of 819.90 feet to a monument, said monument being the southwest corner of Lot 15 Block 13; thence
40. North 02° 19' 35" East, along part of the easterly property line of Lot 14 Block 13, a distance of 515.32 feet to a monument; thence
41. South 87° 31' 18" East, along part of the southerly property line of Lot 14 Block 13, a distance of 998.99 feet to a monument, said monument being the southeast corner of Lot 14 Block 13 and the point or place of Beginning.

FOR INFORMATIONAL PURPOSES ONLY: Also known as Lot 15 in Block 13 on the Township of Holmdel Tax Map.

The above description being in accordance with a survey of the premises prepared by Paulus, Sokolowski and Sartor, L.L.C., dated March 7, 2005, revised to July 26, 2005.

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